Exhibit 10.40

August 22, 2012

Mr. Nick Sarnicola

3737 Collins Avenue PH2

Miami Beach, FL 33140

Re:	Independent Contractor Agreement

Dear Nick:

The purpose of this Letter Agreement is to document the independent contractor agreement between you and FVA Ventures, Inc., d.b.a. ViSalus Sciences (“ViSalus”). As a Founder of ViSalus, applying your strong experience and skills in, and knowledge of, network marketing and social media, you will provide us with services to organize and present the National Success Training events and other activities to support ViSalus promoters’ growth and training. This Letter Agreement is a separate contract from the Independent Distributor Application and its associated Terms of Agreement which you entered into with ViSalus effective January 7, 2010. The terms of this Letter Agreement covers the year 2012.

You agree to organize, design, produce and manage one National Success Training event in November 2012 in keeping with ViSalus guidelines for corporate identity and branding, to be scheduled in consultation with ViSalus Management. We hereby authorize you to incur reasonable business expenses on our behalf in order to achieve the objectives in the preceding paragraph and we agree to pay those expenses directly to the vendor or credit card provider. Business expense statements must be submitted to ViSalus no less frequently than once per month and must include accurate documentation, including notation of the business purpose and names of attendees/travelers for each item.

In the event that we reimburse you directly for any expenses, we will report all such reimbursements, if any, on appropriate IRS forms. You acknowledge and agree that the payment of all applicable taxes and other amounts required to be withheld or paid including, but not limited to, federal, and state income taxes, FICA, Medicare, unemployment, and workmen’s compensation insurance, shall be your sole responsibility. You agree that your relationship with ViSalus is that of an independent contractor; you are not an employee and shall not receive the benefits of employment

This Agreement amends, replaces and supersedes all existing agreements between you and us related to the subject matter hereof.

This Agreement shall be interpreted under the laws of the State of Michigan without regard to conflict of law principles and all disputes with regard to this Agreement shall be determined in the venue of the State of Michigan. Ifthis Letter Agreement is acceptable, please indicate your agreement by signing the enclosed copy of this Letter Agreement and returning it to me.

FVA Ventures, Inc.		Agreed and Accepted as of the date written above

By:	/s/ John Tolmie	/s/ Nick Sarnicola
	John Tolmie	Nick Sarnicola
Chief Financial Officer